UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 18, 2017

TIDEWATER INC.

(Exact name of registrant as specified in its charter)

Delaware	1-6311	72-0487776
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Poydras Street, Suite 1500 New Orleans, Louisiana		70130
(Address of principal executive offices)		(Zip Code)

(504) 568-1010

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    As previously disclosed, Tidewater Inc. (“Tidewater” and, together with its subsidiaries, the “Company”) emerged from bankruptcy on July 31, 2017 (the “Effective Date”) in accordance with the terms of the Second Amended Joint Prepackaged Chapter 11 Plan of Tidewater and Its Affiliated Debtors, as modified and confirmed by the United States Bankruptcy Court for the District of Delaware (the “Plan”).

Among other things, the Plan fulfilled the terms and conditions of a Restructuring Support Agreement between Tidewater, certain of its subsidiaries, and certain of its creditors executed on May 11, 2017 (the “RSA”). In connection with the execution of the RSA, each officer of Tidewater and of Tidewater Corporate Services, L.L.C., a wholly-owned subsidiary of Tidewater, entered into a change of control waiver letter (the “CiC Waiver Letters”), in which he agreed to a conditional waiver of certain compensation arrangements in exchange for certain consideration.

For certain officers, including three of the five named executive officers of Tidewater (Quinn P. Fanning, Jeffrey A. Gorski, and Bruce D. Lundstrom), the consideration included an initial grant of time-based restricted stock units based on a pre-determined allocation schedule and in accordance with terms agreed to by the parties to the RSA, with such grants to be made within 30 days after the Effective Date (the “Emergence Grants”). A fourth named executive officer, Joseph M. Bennett, elected not to receive an Emergence Grant given that he anticipates retiring from the Company prior to the end of the full three-year vesting period for the Emergence Grants. The fifth named executive officer, Jeffrey M. Platt, who serves as President and CEO of Tidewater, also elected to forgo an Emergence Grant, deferring consideration of any equity award to him to the compensation committee of the post-emergence board of directors (the “Board” and such committee, the “Committee”). However, by the terms of Mr. Platt’s CiC Waiver Letter, his waivers would be ineffective if, among other things, the Committee failed to make Emergence Grants to any officer with the title of Vice President or higher as provided in the allocation schedule (thus excluding officers who elected to forgo such an award, such as Mr. Bennett and Mr. Platt himself).

On August 18, 2017, the Committee formally approved the Emergence Grants. The Emergence Grants were issued under the Tidewater Inc. 2017 Stock Incentive Plan (the “2017 Plan”), which became effective on July 31, 2017 pursuant to the terms of the Plan and without need for further action by the Board. The terms and conditions of the Emergence Grants will be memorialized in a form of incentive agreement in substantially the form negotiated between the parties to the RSA (the “Agreement”). With the Committee’s approval of the Emergence Grants within the prescribed deadline, all conditions to each CiC Waiver Letter have been fulfilled and each is now in full force and effect, including each of those entered into by the named executive officers.

As previously disclosed, the Emergence Grants consist of time-based restricted stock units that will vest in equal installments on each of the first three anniversaries of the date of grant, subject to continued employment. However, each Emergence Grant will vest in full upon an involuntary termination of employment without “cause” or a voluntary resignation with “good reason” (each as defined in the 2017 Plan). The Emergence Grants are also subject to certain restrictive covenants, including a customary covenant not to disclose confidential Company information, a one-year post-employment covenant not to compete, and a two-year post-employment covenant not to solicit employees away from the Company.

Each of Messrs. Fanning, Gorski, and Lundstrom received a grant of 194,366 restricted stock units as his Emergence Grant. The Committee is in the process of considering a long-term incentive award to Mr. Platt and currently anticipates completing that process at an upcoming Committee meeting.

The descriptions of the 2017 Plan and the Agreement are qualified in their entirety by reference to the full text of each, copies of which are attached as Exhibits 10.1 and 10.2 to, and are incorporated by reference into, this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)    The exhibits to this Current Report on Form 8-K are listed in the Exhibit Index, which appears at the end of this report and is incorporated into this Form 8-K by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIDEWATER INC.

By:	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom
Executive Vice President, General Counsel and Secretary

Date: August 22, 2017

EXHIBIT INDEX

Exhibit No.

10.1	Tidewater Inc. 2017 Stock Incentive Plan dated July 31, 2017 (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed on July 31, 2017).

10.2*	Form of Incentive Agreement for the Grant of Restricted Stock Units under the Tidewater Inc. 2017 Stock Incentive Plan.

*Filed with this Current Report.

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